FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS CLOSES $5.4 MILLION PUBLIC OFFERING

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Announces Dismissal with Prejudice of Putative Federal Securities Class Action Lawsuit

MADISON, WI, June 14, 2012 – Novelos Therapeutics, Inc. (OTCQX: NVLT), a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer, today announced the closing of a public offering of 5,420,800 units at $1.00 per unit for gross proceeds of $5,420,800. Each unit consisted of one share of our common stock, a Class A Warrant with a five-year term to purchase one-half of a share of our common stock at an exercise price of $1.25 per share and a Class B Warrant with a 90-day term to purchase one share of our common stock at an exercise price of $1.00 per share.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Direct Markets Holdings Corp. (NASDAQ: MKTS), acted as exclusive placement agent for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction or to any person in any particular jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering was made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: 212-356-0500 or email: placements@rodm.com. Before any investment, an investor should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about Novelos and this offering.

Separately, Novelos today also announced that on June 11, 2012, Judge Nathaniel M. Gorton dismissed with prejudice a second amended complaint in a putative federal securities fraud class action brought in the United States District Court for the District of Massachusetts originally in March 2010 entitled Boris Urman and Ramona McDonald v. Novelos Therapeutics, Inc. and Harry S. Palmin (Civil Action No. 10-10394-NMG). The plaintiffs alleged that the defendants made materially false and misleading statements and omissions regarding the progress of the Phase 3 clinical trial before the United States Food and Drug Administration of Novelos’ oxidized glutathione compound, NOV-002, in application to non-small cell lung cancer. On February 24, 2010, Novelos announced that the Phase 3 trial had concluded unsuccessfully, and the price per share of Novelos’ common stock dropped by approximately 80% from its close on the prior day. A first amended complaint had been dismissed without prejudice by Judge Gorton on June 23, 2011. The second amended complaint was filed on August 5, 2011. In dismissing the second amended complaint, Judge Gorton concluded that the plaintiffs failed to allege sufficient facts to permit an inference of scienter and failed to allege loss causation adequately. Novelos and Mr. Palmin were defended by Foley Hoag LLP.

INVESTOR CONTACTS

J. Patrick Genn, Vice President of IR	Anne Marie Fields, Senior Vice President
Novelos Therapeutics, Inc.	LHA
Ph: (858) 775-7456	Ph: (212) 838-3777
Email: jpgenn@novelos.com	Email: afields@lhai.com, @LHA_IR_PR

Novelos Therapeutics, Inc.

Madison, WI                        Boston, MA

This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.

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